Exhibit 99.1

DSW Inc. Reports Fourth Quarter and Fiscal Year 2018 Financial Results

•	Full year reported net loss for fiscal 2018 was $0.26 loss per diluted share, including net after-tax charges of $1.92 per diluted share from adjusted items

•
Full year Adjusted EPS for fiscal 2018 was $1.66 per diluted share, which included $0.12 per diluted share from the wind down of operations of exited businesses; Adjusted EPS at mid-point of guidance, which excluded the wind down of operations of exited businesses

•	Repurchased two million of Company shares during the fourth quarter; including dividends, returned over $127 million to shareholders in fiscal 2018

•	Board of Directors declared quarterly dividend of $0.25 per share

COLUMBUS, Ohio, March 19, 2019 - DSW Inc. (NYSE: DSW), one of North America's largest designers, producers and retailers of footwear and accessories, announced financial results for the thirteen week and fifty-two week periods ended February 2, 2019, compared to the fourteen week and fifty-three week periods ended February 3, 2018.

Chief Executive Officer, Roger Rawlins, stated, "Fiscal 2018 was one of the best years in our Company’s history from a comparable sales and earnings growth standpoint. We crossed the $3 billion revenue threshold for the first time and drove a +6% increase in comparable sales as we strengthened connections with our customers. We built a compelling product assortment, including the expansion of DSW Kids, a differentiated services offering with our W Nail Bar partnership, and the relaunch of our award-winning loyalty program. At the same time, we strategically positioned our Company to grow share and enhance profitability through transformative acquisitions, creating an infrastructure that positions us to be a significant force in the footwear industry for years to come.”

The Company achieved several important milestones in fiscal 2018:

•	Total Company revenues hit a new high of $3.2 billion;

•	Strongest Adjusted EPS growth since 2013 and best year-over-year comparable sales performance since 2011;

•	Continued momentum in the core business with five consecutive quarters of positive comparable sales and seven consecutive quarters of positive footwear comparable sales;

•	DSW Kids expanded to every store and is a significant growth driver;

•	Digital demand grew over 30%;

•
Relaunched the VIP Program, which was named a Top Ten 2018 Most Innovative Loyalty Program by Shopify, in the company of well regarded programs such as Sephora, Amazon Prime and Starbucks. Our new program drove significant enrollment increases and contributed to higher brand engagement and retention rates and transactions per member;

•	Completed two major acquisitions that added two new segments, Canada Retail and Brand Portfolio, to the business; and

•	Further differentiated our in-store customer experience with the introduction of the W Nail Bar concept store, which generated significant revenues in its first year.

Full Year Operating Results

•	Total revenue increased 13.3% to $3.2 billion, including $310.0 million from the acquisitions of the Canadian business (Canada Retail Segment) and Camuto Group (Brand Portfolio Segment).

•	For the fifty-two week period, comparable sales increased by 6.1% compared to last year’s 0.4% decrease.

•	Reported gross profit, as a percent of sales, increased 100 bps due to lower product costs and occupancy leverage.

•
Reported operating expenses, as a percent of sales, increased 380 bps driven by increased marketing investments, higher incentive compensation, and the impact of acquisition-related costs, lease exit and restructuring charges.

•	Reported net loss was $20.5 million, or $0.26 loss per diluted share.

•
Adjusted net income was $134.9 million, or $1.66 per diluted share, which included a loss of $0.12 per diluted share from the wind down of operations for the exited businesses, which were not reflected in the Company’s guidance.

•	Excluding the additional 53rd week in fiscal 2017, fiscal 2018 Adjusted net income grew 14.3% and Adjusted EPS grew 13.7% compared to the prior year.

Balance Sheet Highlights

•
Cash and investments totaled $169 million at year-end 2018 compared to $301 million the prior year, and debt totaled $160 million at the end of fiscal 2018 compared to no debt outstanding at the end of the prior year reflecting the funding of two acquisitions and share repurchase activity in fiscal 2018.

•
The Company ended the year with inventories of $645 million compared to $502 million at the end of fiscal 2017. Excluding inventories from the acquisitions, inventories per square foot increased by 5.9% year-over-year.

•
For the full year, the Company repurchased a total of two million shares for a total of $47.5 million and has $476.6 million remaining under its share repurchase program. Since 2013, the Company has returned $753 million to shareholders through dividends and share repurchases.

Regular Dividend
DSW Inc.’s Board of Directors declared a quarterly cash dividend of $0.25 per share. The dividend will be paid on April 12, 2019 to shareholders of record at the close of business on April 1, 2019.

Long-Range Plan
The Company also announced a 3-year Long-Range Plan, which the Company will discuss in detail at its Investor Day today. The Company will also provide its outlook for Fiscal 2019 at the Investor Day.

Webcast
The Company intends to present its fourth quarter and fiscal year 2018 financial results, its outlook for fiscal year 2019 and its Long Range Plan and strategic vision for growth at its Investor Day later today. The presentation will be broadcast live over the internet beginning at 8:30 AM ET and can be accessed at https://www.webcaster4.com/Webcast/Page/1213/29255. For those unable to listen to the live webcast, an archived version will be available at the same location until March 19, 2020.

About DSW Inc.
DSW Inc. is one of North America’s largest designers, producers and retailers of footwear and accessories. The Company operates a portfolio of retail concepts in nearly 1,000 locations under the DSW Designer Shoe Warehouse®, The Shoe Company® and Shoe Warehouse® banners and services footwear departments in the U.S. through its Affiliated Business Group. DSW Inc. designs and produces footwear and accessories through Camuto Group, a leading manufacturer selling in more than 5,400 doors worldwide. The Camuto Group owns licensing rights for the Jessica Simpson® footwear business, and footwear and handbag licenses for Lucky Brand® and Max Studio®. In partnership with a joint venture with Authentic Brands Group, DSW Inc. also owns a stake in Vince Camuto®, Louise et Cie®, Sole Society®, CC Corso Como®, Enzo Angiolini® and others. More information can be found at www.dswinc.com.

Cautionary Statement Regarding Forward-Looking Information for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "would," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates," or the negative version of those words or other comparable words. These statements are based on the Company's current views and expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in growing our store base and digital demand; risks related to our acquisitions of Camuto Group and TSL, including the possibility that the anticipated benefits of the acquisitions are not realized when expected or at all; our ability to protect our reputation and to maintain the brands we license; maintaining strong relationships with our vendors, manufacturers and wholesale customers; our ability to anticipate and respond to fashion trends, consumer preferences and changing customer expectations; risks related to the loss or disruption of our distribution and/or fulfillment operations; continuation of agreements with and our reliance on the financial condition of Stein Mart; our ability to execute our strategies; fluctuation of our comparable sales and quarterly financial performance; risks related to the loss or disruption of our information systems and data; our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; failure to retain our key executives or attract qualified new personnel; our reliance on our loyalty program and marketing to drive traffic, sales and customer loyalty; risks related to leases of our properties; our competitiveness with respect to style, price, brand availability and customer service; our reliance on foreign sources for merchandise and risks inherent to international trade, including escalating trade tensions between the U.S. and other countries, as well as U.S. laws affecting the importation of goods, such as recent tariffs imposed on Chinese goods imported to the U.S.; uncertainty related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing legislation, including the impact of the Tax Cuts and Jobs Act; uncertain general economic conditions; risks related to holdings of cash and investments and access to liquidity; and fluctuations in foreign currency exchange rates. Risks and other factors that could cause our actual results to differ materially from our forward-looking statemenets are described in the Company's latest Annual Report on Form 10-K or other reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to update or revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW Inc.
Segment Results
(unaudited)

Net sales by segment and total revenue
	Three months ended			Twelve months ended
(dollars in thousands)	February 2, 2019	February 3, 2018	% change	February 2, 2019	February 3, 2018	% change
Net sales by segment:
U.S. Retail	$655,702	$667,586	(1.8)%	$2,738,989	$2,577,711	6.3%
Canada Retail	67,721	—	—%	220,325	—	—%
Brand Portfolio(1)	86,138	—	—%	86,138	—	—%
Other(2)	29,018	55,778	(48.0)%	128,968	227,844	(43.4)%
Total net sales	838,579	723,364	15.9%	3,174,420	2,805,555	13.1%
Commission, franchise and other revenue	4,786	1,314	264.2%	9,318	5,165	80.4%
Total revenue	$843,365	$724,678	16.4%	$3,183,738	$2,810,720	13.3%

(1)	Excludes intersegment net sales in fiscal 2018 of $9.8 million, which is eliminated in consolidation.

(2)	Other represents net sales for ABG and Ebuys.

Comparable sales change(1)
	Three months ended		Twelve months ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
U.S. Retail segment	5.3%	1.0%	6.0%	(0.5)%
Other - ABG	6.8%	9.8%	7.4%	1.8%
Total Company	5.4%	1.3%	6.1%	(0.4)%

(1)
A store is considered comparable when in operation for at least 14 months at the beginning of the fiscal year. Stores are added to the comparable base at the beginning of the year and are dropped for comparative purposes in the quarter they are closed. Comparable sales includes e-commerce sales. Stores added due to the TSL acquisition that are in operation for at least 14 months at the beginning of fiscal 2019, along with its e-commerce sales, will be added to the comparable base beginning with the second quarter of fiscal 2019. The calculation of comparable sales varies across the retail industry and, as a result, the calculations of other retail companies may not be consistent with our calculation.

Reported gross profit(1) by segment
	Three months ended		Twelve months ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Segment:
U.S. Retail	26.3%	29.6%	30.7%	30.4%
Canada Retail	18.9%	—%	25.4%	—%
Brand Portfolio	15.7%	—%	15.7%	—%
Other	19.4%	(6.7)%	19.6%	6.9%
Total Company gross profit	24.4%	26.8%	29.5%	28.5%

(1)	Gross profit is defined as net sales, which excludes commission, franchise and other revenue, less cost of sales.

Number of stores
	February 2, 2019	February 3, 2018
U.S. Retail segment - DSW Designer Shoe Warehouse	516	512
Canada Retail segment:
The Shoe Company / Shoe Warehouse	112	—
DSW Designer Shoe Warehouse	27	—
	139	—
Total operating stores	655	512
ABG stores serviced	287	293

Square footage data

(in thousands)	February 2, 2019	February 3, 2018
U.S. Retail segment	10,529	10,485
Canada Retail segment	1,150	—
Total square footage	11,679	10,485

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	February 2, 2019	February 3, 2018
ASSETS
Cash and cash equivalents	$99,369	$175,932
Investments	69,718	124,605
Accounts receivable, net	68,870	19,236
Inventories	645,317	501,903
Prepaid expenses and other current assets	71,945	49,197
Total current assets	955,219	870,873
Property and equipment, net	409,576	355,199
Goodwill	89,513	25,899
Intangible assets	46,129	135
Deferred tax assets	30,283	27,711
Equity investments	58,125	6,096
Notes receivable from TSL	—	115,895
Other assets	31,739	19,709
Total assets	$1,620,584	$1,421,517
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$261,625	$179,308
Accrued expenses	201,535	148,226
Total current liabilities	463,160	327,534
Debt	160,000	—
Non-current liabilities	165,047	138,732
Total shareholders' equity	832,377	955,251
Total liabilities and shareholders' equity	$1,620,584	$1,421,517

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended		Twelve months ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Revenue:
Net sales	$838,579	$723,364	$3,174,420	$2,805,555
Commission, franchise and other revenue	4,786	1,314	9,318	5,165
Total revenue	843,365	724,678	3,183,738	2,810,720
Cost of sales	(634,191)	(529,341)	(2,239,229)	(2,006,423)
Operating expenses	(235,812)	(158,249)	(826,042)	(622,546)
Income from equity investment in ABG-Camuto	1,298	—	1,298	—
Impairment charges	(31,683)	(6,739)	(60,760)	(89,440)
Change in fair value of contingent consideration liability	—	3,821	—	32,747
Operating profit (loss)	(57,023)	34,170	59,005	125,058
Interest income (expense), net	(1,051)	965	1,288	2,789
Non-operating income (expenses), net	(22)	419	(49,616)	(1,885)
Income before income taxes and income (loss) from equity investment in TSL	(58,096)	35,554	10,677	125,962
Income tax benefit (provision)	12,370	(24,116)	(29,833)	(59,567)
Income (loss) from equity investment in TSL	—	514	(1,310)	1,057
Net income (loss)	$(45,726)	$11,952	$(20,466)	$67,452
Diluted earnings (loss) per share	$(0.58)	$0.15	$(0.26)	$0.84
Weighted average diluted shares	79,413	80,647	80,026	80,687

DSW INC.
NON-GAAP RECONCILIATION
(unaudited and in thousands, except per share amounts)

	Three months ended		Twelve months ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Reported net income (loss)	$(45,726)	$11,952	$(20,466)	$67,452
Pre-tax Adjustments:
Included in cost of sales:
Camuto Group inventory step-up	5,300	—	5,300	—
Ebuys inventory write-downs	—	9,257	—	9,257
Included in operating expenses:
Lease exit and other termination costs	2,337	—	23,041	—
Impairment charges	31,683	6,739	60,760	89,440
Acquisition-related costs and target acquisition costs	9,335	600	27,929	677
Amortization of intangible assets	788	39	1,017	3,093
Change in fair value of Ebuys contingent consideration liability	—	(3,821)	—	(32,747)
Restructuring expenses	2,342	346	5,613	1,176
Included in non-operating expenses, net:
Fair value adjustments of TSL's previously held assets	—	—	33,988	—
Foreign currency transaction losses (gains)	(1)	(1,102)	15,389	1,106
Total pre-tax adjustments	51,784	12,058	173,037	72,002
Tax effect of adjustments	(13,650)	(3,321)	(22,125)	(26,630)
Tax expense impact as a result of Ebuys exit	—	—	2,265	—
Net tax expense impact of implementing the U.S. Tax Reform	2,144	10,079	2,144	10,079
Total adjustments, after tax	40,278	18,816	155,321	55,451
Adjusted net income (loss)	$(5,448)	$30,768	$134,855	$122,903
Reported diluted earnings (loss) per share	$(0.58)	$0.15	$(0.26)	$0.84
Adjusted diluted earnings (loss) per share	$(0.07)	$0.38	$1.66	$1.52

Non-GAAP Measures

In addition to earnings (loss) per share and net income (loss) determined in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses adjusted earnings (loss) per share and net income (loss), which adjust for (i) the effects of the lease exit and other termination costs; (ii) costs and charges associated with acquisition-related activity, including target acquisition efforts; (iii) impairment charges; (iv) restructuring expenses; (v) amortization expense of intangible assets; (vi) inventory write-downs, the change in fair value of contingent consideration liability and tax expense impact related to the Ebuys exit; (vii) foreign currency losses, including the reclassification from accumulated other comprehensive loss as a result of the TSL acquisition; and (viii) the net tax expense impact of implementing the U.S. Tax Reform. The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior periods by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in our business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis, when reviewed in conjunction with the Company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations.

SOURCE DSW Inc.

For further information:
Media; Margaret Standing, margaretstanding@dswinc.com
Investors; Allison Malkin, ICR, allison.malkin@icrinc.com